Exhibit 2.2

EXECUTION COPY

EQUITY PURCHASE AGREEMENT

Dated as of August 1, 2008

By and among

Waste Connections of Washington, Inc.,
Land Recovery, Inc.,
Resource Investments, Inc., and
the shareholders of Land Recovery, Inc. and Resource Investments, Inc.

- i -

- ii -

- iii -

- iv-

INDEX

Affiliate	25	Long Stock Purchase Agreement	17
Agreement	1	LRI	1
Antitrust Division	15	Misconduct	12
business day	25	Purchase Price	2
Claim	12	Reasonable efforts	26
Claims Notice	13	Restricted Period	20
Closing	2	Restrictive Covenants	21
Closing Date	2	RII	1
Confidential Information	20	Sale Transaction	17
Corporation	1	Section 2.2 Obligations	18
Damages	11	Selling Shareholders	1
day	25	Selling Stakeholders	1
Disclosure Schedule	4	Selling Unitholders	1
FTC	15	Signing Date	4
HLE	1	Stakeholders’ Representative	16
HLE Stock Purchase Agreement	1	Stockholders’ Agreement	4
HSR Act	5	Subject Business	20
Indemnifying Party	13	Subject Membership Interests	1
Indemnitee	11	Subject Shares	1
Indemnitees	11	Subject Units	1
Indemnity Event	11	Supplemental Material	25
Indemnity Events	11	Takings Case	18
knowledge	26	Tax	12
Liens	4	Taxes	12
LLC	1	Termination Date	3
LLC Operating Agreement	4	Third Party Claim	13
Long Agreements	17	WCWI	1

v

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 1, 2008, by and among Waste Connections of Washington, Inc., a Washington corporation (“WCWI”), on the one hand, and Land Recovery, Inc., a Washington corporation (“LRI”), Resource Investments, Inc., a Washington corporation (“RII” and, together with LRI, the “Selling Unitholders”), and the shareholders of the Selling Unitholders listed on Schedule 1.2 (collectively, the “Selling Shareholders” and, together with the Selling Unitholders, the “Selling Stakeholders”), on the other hand.

WHEREAS, the Selling Unitholders own the respective membership interests (the “Subject Membership Interests”) of Pierce County Recycling, Composting and Disposal, LLC, a Washington limited liability company (the “LLC”) and the respective shares of capital stock (the “Subject Shares”) of Pierce County Landfill Management, Inc., a Washington corporation (the “Corporation”) set forth beside the Selling Unitholders’ names on Schedule 1.2, which represents, in the aggregate, 49% of the total issued and outstanding membership interests of the LLC and 49% of the total issued and outstanding capital stock of the Corporation (the Subject Membership Interests and the Subject Shares being referred to collectively as, the “Subject Units”);

WHEREAS, the Selling Unitholders desire to sell, assign and deliver to WCWI, and WCWI desires to acquire from the Selling Unitholders, the Selling Unitholders’ entire right, title and interest in, to and under the Subject Units;

WHEREAS, as a material part of this Agreement, Waste Connections, Inc., Harold LeMay Enterprises, Incorporated, a Washington corporation (“HLE”), and HLE’s shareholders entered into a Stock Purchase Agreement (the “HLE Stock Purchase Agreement”), of even date herewith, whereby Waste Connections, Inc. agreed to purchase from the HLE shareholders, and the HLE shareholders agreed to sell to Waste Connections, Inc., all of the issued and outstanding capital stock of HLE;

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto, each intending to be bound hereby, agree as follows:

1.	SALE AND PURCHASE OF SUBJECT UNITS.

1.1           Sale and Purchase of Subject Units.

(a)           Sale and Purchase.  On the terms and subject to the conditions of this Agreement, at the Closing (as defined below) each Selling Unitholder shall sell, assign, transfer, deliver and convey the Subject Units to WCWI, and WCWI shall purchase and acquire from each Selling Unitholder, the Selling Unitholder’s entire right, title and interest in, to and under the Subject Units.  For the avoidance of doubt, WCWI is not assuming, and the Selling Stakeholders shall remain liable for, any liabilities of the Selling Stakeholders as the owner, directly or indirectly, of the Subject Units occurring or otherwise attributable to the period on or prior to the Closing Date subject to the express terms of this Agreement.

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(b)           Closing. Subject to Section 1.4, the closing of the transactions contemplated herein (the “Closing”) shall take place contemporaneously with the Closing of the HLE Stock Purchase Agreement, provided the conditions set forth in Sections  4 and 5 shall have been fulfilled or waived as of such date, or on such other date as WCWI and the Stakeholders’ Representative shall agree (the “Closing Date”).  The Closing shall be held at the offices of Shartsis Friese LLP, One Maritime Plaza, 18th Floor, San Francisco, California 94111, at 10:00 a.m. local time, on the Closing Date, or at such other place and time mutually agreed by WCWI and the Stakeholders’ Representative (as defined in Section 7.4(a)).  At Closing, WCWI and the Selling Stakeholders shall execute and deliver such instruments and items as are required by this Agreement or are reasonably requested by the other party relating to transactions contemplated by this Agreement  At the election of WCWI and the Selling Unitholders, the Closing of this transaction may take place through an exchange of consideration and documents using overnight courier service, email or facsimile.

1.2           Purchase Price and Payment. At the Closing, in full consideration for the purchase and sale of the Subject Units, (a) WCWI shall pay to the Selling Unitholders the aggregate amount of one hundred million dollars ($100,000,000.00) (the “Purchase Price”), which shall be paid to the Selling Unitholders, by wire transfer, in the respective amounts and to the respective bank accounts specified for the Selling Unitholders on Schedule 1.2; and (b) the Selling Unitholders shall deliver any stock power, membership power or other transfer instrument necessary to effect the transfer of the Subject Units in accordance with this Agreement, in a form reasonably acceptable to the Selling Unitholders and WCWI.  In addition, contemporaneously with the Closing of the purchase and sale hereunder, WCWI shall, and shall cause all of its Affiliates to, pay all amounts accrued and owed to the LLC as of such date, and the LLC shall pay all amounts accrued and owned to WCWI and all of its Affiliates as of such date, and the LLC will distribute to all its members (Waste Connections, Inc., LRI and RII) all Cash of the LLC as of such date, including, without limitation, the payments received from WCWI and its Affiliates (less the payments made to WCWI and its Affiliates), subject to Section 6.7.6 of the LLC Operating Agreement.  All amounts accrued and owed by the LLC to persons or entities other than WCWI and its Affiliates shall be paid by the LLC in the ordinary course of business consistent with past practices.  "Cash" for purposes of this Section 1.2 shall mean book cash (bank cash plus outstanding checks), and not solely bank cash.  For the avoidance of doubt, distributions made to the LLC's members pursuant to this Section 1.2 shall bring the LLC's book cash as of the Closing Date to zero.

1.3           Allocation of the Purchase Price.  The Purchase Price shall be allocated among the Restrictive Covenants, the Subject Membership Interests and the Subject Shares as set forth on Schedule 1.3 attached hereto.  This allocation shall be binding on the parties for federal and state income tax purposes.  Notwithstanding the foregoing, WCWI shall not be limited to such amount for damages arising from breach of the Restrictive Covenants by the Selling Stakeholders or their Affiliates.

1.4           Termination.  Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the parties hereunder may be terminated on or prior to Closing as follows:

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(a)           By Stakeholders’ Representative.  By the Stakeholders’ Representative (i) in the event the transactions contemplated by this Agreement have been prohibited or enjoined by reason of any final, unappealable judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving any of the parties hereto that was not entered at the request or with the support of the Selling Stakeholders and if the Selling Stakeholders shall have used reasonable efforts to prevent the entry of such order; (ii) in the event WCWI breaches a representation or warranty of WCWI contained in this Agreement which has not been cured and is not capable of being cured prior to the earlier of (A) the expiration of 30 days after notice of such breach is given by the Stakeholders’ Representative to WCWI and (B) the Termination Date; or (iii) if WCWI fails to perform in any material respect any of its covenants contained in this Agreement required to be performed prior to the Closing and does not cure such failure prior to the earlier of (A) 30 days after written notice of such failure is given in writing to WCWI by the Stakeholders’ Representative and (B) the Termination Date.

(b)           By WCWI.  By WCWI (i) in the event the transactions contemplated by this Agreement have been prohibited or enjoined by reason of any final, unappealable judgment, decree or order entered or issued by a court of competent jurisdiction in litigation or proceedings involving any of the parties hereto that was not entered at the request or with the support of WCWI and if WCWI shall have used reasonable efforts to prevent the entry of such order; (ii) in the event any Selling Stakeholder, breaches a representation or warranty of a Selling Stakeholder contained in this Agreement which has not been cured and is not capable of being cured prior to the earlier of (A) expiration of 30 days after written notice of such breach is given by WCWI to the Stakeholders’ Representative and (B) the Termination Date; (iii) if any of the Selling Stakeholders fails to perform in any material respect any of their respective covenants contained in this Agreement required to be performed by a Selling Stakeholder prior to the Closing and the Selling Stakeholder does not cure such failure prior to the earlier of (A) 30 days after written notice of such failure is given in writing to the Stakeholders’ Representative by WCWI and (B) the Termination Date; or (iv) pursuant to Section 9.14(b).

(c)           By Either Party.  By WCWI or the Stakeholders’ Representative if the Closing hereunder shall not have taken place by December 29, 2008, or, by such later date as shall be agreed on by an appropriate amendment to this Agreement (the “Termination Date”); provided that a party shall not have the right to terminate under this Section 1.4(c) if the conditions precedent to such party’s obligation to close have been fully satisfied and such party has failed or refused to close after being requested in writing to close by the other party.

(d)           By Mutual Agreement. WCWI and the Stakeholders’ Representative may terminate this Agreement by mutual consent.

(e)           On Termination of HLE Stock Purchase Agreement.  This Agreement shall automatically terminate upon any termination of the HLE Stock Purchase Agreement.

1.5           Notice and Effect of Termination.  On termination of this Agreement, the transactions contemplated herein shall forthwith be abandoned and all continuing obligations of the parties under or in connection with this Agreement shall be terminated and of no further force or effect; provided, however, that nothing herein shall relieve any party from liability for any

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misrepresentation, breach of warranty or breach of covenant contained in this Agreement prior to such termination.  If this Agreement has terminated due to the breach of any party, such party shall remain liable for any damages arising from such breach.

2.	REPRESENTATIONS AND WARRANTIES OF SELLING STAKEHOLDERS.

The Selling Stakeholders, jointly and severally, (a) represent and warrant to WCWI that each of the following representations and warranties is true as of the date of this Agreement (the “Signing Date”), and will be true as of the Closing Date, subject only to those exceptions set forth on a Disclosure Schedule (the “Disclosure Schedule”) attached hereto as Exhibit A, and (b) agree that such representations and warranties shall survive the Closing as provided in Section 6.4:

2.1           Title to Subject Units.  The Selling Unitholders own, and as of the Closing Date will have, all right, title and interest (economic, legal and beneficial) in and to all of the respective Subject Units listed beside their names on Schedule 1.2, which, in the aggregate, constitutes 49% of the total issued and outstanding membership interests of the LLC and 49% of the total issued and outstanding capital stock of the Corporation.  The Selling Shareholders listed on Schedule 1.2 own all of the issued and outstanding capital stock of the Selling Unitholders.  Except as expressly set forth in the Operating Agreement for the LLC, dated as of March 28, 2001 (the “LLC Operating Agreement”), and that certain Stockholders’ and Members’ Agreement, by and among the Corporation, the LLC, Waste Connections, Inc. and the Selling Unitholders (the  “Stockholders’ Agreement”), no option, warrant, call, conversion, right of first refusal or other right or commitment of any kind exists that obligates any Selling Unitholder to sell, transfer or convey any of the Subject Units to any person.  On the Closing Date, the Subject Units will be free and clear of any lien, pledge, claim, hypothecation, charge, mortgage, security interest, assessment, encumbrance or restriction of any nature, whether arising by agreement, operation of law or otherwise, except for those imposed by applicable federal and state securities laws, the LLC Operating Agreement and the Stockholders Agreement, (“Liens”), and, upon payment for the Subject Units, WCWI shall acquire good, valid and unencumbered title to the Subject Units, free and clear of any such Liens.

2.2           Authority; Binding Nature of Agreements.  The Selling Stakeholders have full right, power and authority to enter into this Agreement, and all documents and agreements necessary to give effect to the provisions of this Agreement, and to perform its, his or her obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Selling Stakeholders and the consummation of the transactions contemplated hereby by the Selling Stakeholders have been duly authorized by the Board of Directors and shareholders of the Selling Unitholders, and all other corporate actions and proceedings required to be taken by or on behalf of the Selling Stakeholders to enter into this Agreement and consummate the transactions contemplated hereby have been duly and properly taken.  This Agreement and the other agreements or instruments executed and delivered pursuant to this Agreement, subject to the due authorization, execution and delivery by WCWI, constitute the legal, valid and binding obligation of the Selling Stakeholders, enforceable against the Selling Stakeholders in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other laws of general application relating to

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or affecting enforcement of creditors’ rights and equity principles generally and (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.3           No Restrictions on Authority.  The Selling Stakeholders have not at any time taken or been the subject of any action that may have an adverse effect on their ability to comply with or perform any of the covenants or obligations under this Agreement.  There is no proceeding pending, and to the Selling Stakeholders’ knowledge, no person has threatened to commence any proceeding, that may have an adverse effect on the ability of the Selling Stakeholders to comply with or perform any of the covenants or obligations under this Agreement.  No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such proceeding.

2.4           Governmental Consents; Compliance with Law.  Except for any filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), the LLC Operating Agreement and the Stockholders Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Selling Stakeholders is required in connection with the consummation of the transactions contemplated by this Agreement.  The Selling Stakeholders make no representation or warranty regarding whether any consent or approval is required under (a) any agreement as to which none of the Selling Stakeholders is a party or bound or (b) any agreement as to which any Selling Stakeholders is a party or bound that was transferred or assigned to the LLC or the Corporation in connection with the initial formation thereof.  To the knowledge of each Selling Stakeholder, each Selling Unitholder’s ownership of the Subject Units has been conducted in all material respects in accordance with all applicable laws.

2.5           Compliance with Other Instruments.  The execution, delivery and performance of this Agreement, and any other agreements or instruments executed and delivered pursuant to this Agreement, and the consummation of the transactions contemplated hereby, do not and will not result in a violation of, or default under, any other instrument, judgment, order, writ, decree or contract to which any Selling Stakeholder is a party or is otherwise known to any Selling Stakeholder, or an event that results in the creation of any Lien upon the Subject Units being sold by any Selling Unitholder, except as set forth in the LLC Operating Agreement and the Stockholders’ Agreement.  The execution, delivery and performance of this Agreement, and any other agreements or instruments executed and delivered pursuant to this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default or require any consent under, this Agreement, or any agreement entered into in connection herewith, or any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any Selling Stakeholder is a party or by which any Selling Stakeholder is bound or any applicable laws, except as set forth in the LLC Operating Agreement and the Stockholders’ Agreement.  The Selling Unitholders have received, or will receive as of the Closing Date, all other consents or waivers necessary to transfer the Subject Units being sold by the Selling Unitholder (together with all associated rights) to WCWI, and such transfers are not subject to any third party right of first refusal, preemptive or other comparable obligation or restriction except as set forth in the LLC Operating Agreement and the Stockholders’ Agreement.  There are no agreements or instruments to which the Selling Stakeholders are parties or by which the Selling Stakeholders are bound that govern the ownership, transfer or sale of the Subject Units other than the LLC Operating Agreement and the Stockholders’

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Agreement.  The Selling Stakeholders make no representation or warranty regarding compliance with any agreement as to which none of the Selling Stakeholders is a party or bound.

2.6           Broker’s Fee; No Public Offering.  No person or entity acting on behalf or under the authority of any Selling Stakeholder is entitled to any broker’s, finder’s or similar fee or commission in connection with the transactions contemplated by this Agreement, which fees in all events shall be payable by the Selling Stakeholders.  No Selling Stakeholder has offered, nor has authorized any person acting on its, his or her behalf to offer, the Subject Units to the public or engaged in any general solicitation or public advertising with respect to the offer and sale of the Subject Units.

2.7           Litigation.  There is no action, suit, proceeding or investigation pending against the Selling Stakeholders or, to the Selling Stakeholders’ knowledge, threatened against the Selling Stakeholders, the LLC or the Corporation that affects or may affect the legality, validity or enforceability of this Agreement, or the right of any Selling Stakeholder to enter into this Agreement, or the ability of any Selling Stakeholder to consummate the transaction contemplated hereby.  There is no action, suit, or proceeding by any Selling Stakeholder pending or, to the Selling Stakeholders’ knowledge, threatened against any other person relating to the Subject Units, the LLC or the Corporation.

2.8           Information.  The Selling Stakeholders have had an opportunity to discuss the LLC’s and the Corporation’s business, management, financial affairs and the terms and conditions of the sale of the Subject Units with the LLC’s and the Corporation’s management and believe they have received all the information they consider necessary or appropriate for deciding whether to enter into this Agreement and perform the obligations set forth herein.  To the Selling Stakeholders’ knowledge, there are no facts, events, or circumstances not disclosed to WCWI or otherwise known to WCWI that reasonably could be expected to be materially adverse to the business, financial condition or performance of the LLC, the Corporation or the value of the Subject Units.  The Selling Stakeholders hereby acknowledge that any future sale of the LLC’s membership interests or of the Corporation’s capital stock could be at a premium or a discount to the purchase price set forth herein, and such sale could occur at any time or not at all.  The Selling Stakeholders hereby acknowledge that WCWI has not made any representations regarding the business, management, financial affairs or prospects of the LLC or the Corporation nor have the Selling Stakeholders relied on any representation or statement of WCWI, other than those set forth in this Agreement, in making their investment decision to sell the Subject Units.

2.9           Limitation on Selling Stakeholders’ Representations and Warranties.  WCWI ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS EXPRESSLY SET FORTH IN THIS SECTION 2 OF THIS AGREEMENT, (I) THE PURCHASE OF THE SUBJECT UNITS SHALL BE ON AN “AS IS”, “WHERE IS”, “WITH ALL FAULTS BASIS”, AND (II) NEITHER THE SELLING STAKEHOLDERS NOR ANY DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONSULTANTS, AGENTS OR REPRESENTATIVES OF THE SELLING STAKEHOLDERS, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE

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FOREGOING, HAVE MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE SUBJECT UNITS OR THE BUSINESS, ASSETS OR LIABILITIES OR ANY ASPECT OF THE CORPORATION, LLC OR SUBJECT UNITS, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  WCWI ACKNOWLEDGES AND AGREES THAT WCWI IS NOT RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO WCWI BY THE SELLING STAKEHOLDERS OR ANY DIRECTORS, OFFICERS, AFFILIATES, EMPLOYEES, ATTORNEYS, ACCOUNTANTS, CONSULTANTS, AGENTS OR REPRESENTATIVES OF THE SELLING STAKEHOLDERS, OR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY THE SELLING STAKEHOLDERS IN THIS SECTION 2 OF THIS AGREEMENT.

WCWI’s Initials ____________

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

WCWI (a) represents and warrants to the Selling Stakeholders that each of the following representations and warranties is true as of the Signing Date, and will be true as of the Closing Date, and (b) agrees that such representations and warranties shall survive the Closing as provided in Section 6.4.

3.1           Authority; Binding Nature of Agreement.  WCWI has the absolute and full corporate right, power, and authority to enter into this Agreement, and all documents and agreements necessary to give effect to the provisions of this Agreement, and perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement by WCWI and the consummation of the transactions contemplated hereby by WCWI have been duly authorized by WCWI’s and by Waste Connections, Inc.’s Board of Directors or by the Executive Committee of such Board of Directors and all other corporate actions and proceedings required to be taken by or on behalf of WCWI have been duly and properly taken.  This Agreement and all other agreements and documents executed in connection herewith have been duly and validly executed and delivered by WCWI and, subject to the due authorization, execution and delivery by the Selling Stakeholders, constitute the legal, valid and binding obligations of WCWI enforceable against WCWI in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

3.2           No Restrictions on Authority.  WCWI has not at any time taken or been the subject of any action that may have an adverse effect on its ability to comply with or perform any of the covenants or obligations under this Agreement.  There is no proceeding pending, and to WCWI’s knowledge, no person has threatened to commence any proceeding, that may have an adverse effect on the ability of WCWI to comply with or perform any of the covenants or obligations under this Agreement.  No event has occurred, and no claim, dispute or other

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condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such proceeding.

3.3           Governmental Consents.  Except for any filings required by the HSR Act or the Securities Exchange Act of 1934, as amended, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of WCWI is required in connection with the consummation of the transactions contemplated by this Agreement.

3.4           Compliance with Other Instruments.  The execution, delivery and performance of this Agreement, and any other agreements or instruments executed and delivered pursuant to this Agreement, and the consummation of the transaction contemplated hereby, do not and will not result in a violation of, or default under, any instrument, judgment, order, writ, decree or contract to which WCWI is a party or is otherwise known to WCWI.  The execution, delivery and performance of this Agreement, and any other agreements or instruments executed and delivered pursuant to this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default or require any consent under, this Agreement, or any agreement entered into in connection herewith, or any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which WCWI is a party or by which WCWI is bound, or any applicable laws, except as set forth in the LLC Operating Agreement and the Stockholders’ Agreement.

3.5           Broker’s Fee.  No person has acted directly or indirectly as a broker, finder or financial advisor for WCWI in connection with the transactions contemplated by this Agreement and no person is entitled to any broker’s, finder’s, financial advisory or similar fee or payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of WCWI that shall result in any fee or other payment payable by the Selling Stakeholders.

3.6           Litigation.  There is no action, suit, proceeding or investigation pending or, to WCWI’s knowledge, threatened against WCWI that affects or may affect the legality, validity or enforceability of this Agreement, or the right of WCWI to enter into this Agreement, or the ability of WCWI to consummate the transactions contemplated hereby.  There is no action, suit, or proceeding by WCWI pending or, to WCWI’s knowledge, threatened against any other person relating to the Subject Units, the LLC or the Corporation.

3.7           Acknowledgement.  WCWI hereby acknowledges that any future sale of the Subject Units could be at a premium or a discount to the purchase price set forth herein, and such sale could occur at any time or not at all.

3.8           No Contractual Restrictions.  No provisions exist in any article, document, or instrument to which WCWI is a party or by which it is bound that would be violated by consummation of the transactions contemplated by this Agreement.

3.9           Investment Representations.  Waste Connections, Inc. has owned 51% of the issued and outstanding membership interests of the LLC and 51% of the issued and outstanding

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capital stock of the Corporation, has actively participated as the majority owner in the management of the LLC and Corporation and is fully familiar with the operations, assets and liabilities of the LLC and Corporation.  WCWI is acquiring the Subject Units pursuant to this Agreement for its own account, for investment and not with a view to resale or distribution.

3.10           Limitations on WCWI’s Representations and Warranties.  THE SELLING STAKEHOLDERS ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS EXPRESSLY SET FORTH IN THIS SECTION 3 OF THIS AGREEMENT, NEITHER WCWI NOR ANY DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, ATTORNEYS, ACCOUNTANTS, CONSULTANTS, AGENTS OR REPRESENTATIVES OF WCWI, NOR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, HAS MADE ANY REPRESENTATION, WARRANTY, GUARANTY, PROMISE, PROJECTION OR PREDICTION WHATSOEVER WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, WRITTEN OR ORAL, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  THE SELLING STAKEHOLDERS ACKNOWLEDGE AND AGREE THAT THEY ARE NOT RELYING ON ANY STATEMENT MADE OR INFORMATION PROVIDED TO THE SELLING STAKEHOLDERS BY WCWI OR ANY DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, ATTORNEYS, ACCOUNTANTS, CONSULTANTS, AGENTS OR REPRESENTATIVES OF WCWI, OR ANY PERSON PURPORTING TO REPRESENT ANY OF THE FOREGOING, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY WCWI IN THIS SECTION 3 OF THIS AGREEMENT.

Stakeholders’ Representative’s Initials:  ____________

4.	CONDITIONS OF WCWI’S OBLIGATIONS ON CLOSING DATE.

The obligations of WCWI under this Agreement are subject to the satisfaction, on or before the date set forth in this Section 4 or, if no date is set forth herein, at or before Closing, of all of the following conditions precedent, unless waived in writing by WCWI:

4.1           Representations and Warranties.  All representations and warranties of the Selling Stakeholders contained in this Agreement or in any statement, Exhibit, Schedule, certificate or document delivered by any of the Selling Stakeholders under this Agreement shall be true, correct and complete on and as of the date when made and at all times prior to the Closing Date, shall be deemed to be made again on the Closing Date, and shall then be true, correct and complete as of the Closing Date.

4.2           Conditions.  The Selling Stakeholders shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by them on or before the Closing Date.

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4.3           Closing of HLE Stock Purchase Agreement.  The closing of the HLE Stock Purchase Agreement and the consummation of the transactions contemplated thereby shall have occurred.

4.4           HSR Waiting Period.  The waiting period under the HSR Act, if applicable to the consummation of this Agreement and the transactions contemplated hereby, shall have expired or been terminated.

4.5           Governmental Approvals; Consents to Transfer.  The consent of any governmental agency from whom the LLC, the Corporation, the Selling Stakeholders or WCWI must obtain consent in order to (a) execute this Agreement and consummate the transactions contemplated herein, and (b) effect a direct or indirect transfer of any contract, license or permit required as a result of the consummation of the transactions contemplated by this Agreement shall have been received (and shall be in a form that is reasonably acceptable to WCWI), and each other party whose consent is required to the transactions contemplated by this Agreement, shall have consented to such transactions (and shall be in a form that is reasonably acceptable to WCWI).

4.6           No Litigation.  None of the transactions contemplated hereby shall have been enjoined by any court or by any federal or state governmental branch, agency, commission or regulatory authority and no suit or other proceeding challenging the transactions contemplated hereby shall have been threatened or instituted and no investigative or other demand shall have been made by any federal or state governmental branch, agency, commission or regulatory authority.

4.7           Certificates. The Selling Stakeholders shall have delivered to WCWI any certificates representing the Subject Units, free and clear of all Liens, accompanied, in the case of the Subject Units, by a stock power or membership interest power, as applicable, duly executed in blank by each Selling Unitholder.

4.8           Other Deliveries.  The President of each Selling Stakeholder shall have delivered to WCWI a certificate, dated as of the Closing Date, in form and substance satisfactory to WCWI, certifying to the fulfillment of the conditions set forth in Sections 4.1 and 4.2.

4.9           Resignations.  The Selling Stakeholders shall have caused each officer and director of the LLC and/or the Corporation representing such Selling Stakeholders to deliver a resignation as an officer and/or director of the LLC or the Corporation together, in the case of each officer and director who is not a party to this Agreement, with a general release releasing the LLC and the Corporation from all obligations under any indemnification agreements, the charter documents of the LLC or the Corporation, or otherwise.

5.	CONDITIONS OF THE SELLING STAKEHOLDERS’ OBLIGATIONS ON CLOSING DATE.

The obligations of the Selling Stakeholders to WCWI under this Agreement are subject to the fulfillment by WCWI on or before the Closing Date of each of the following conditions precedent, unless waived in writing by the Stakeholders’ Representative:

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5.1           Representations and Warranties.  All representations and warranties of WCWI contained in this Agreement or in any statement, Exhibit, Schedule, certificate or document delivered by WCWI under this Agreement shall be true, correct and complete on and as of the date when made and at all times prior to the Closing Date, shall be deemed to be made again on the Closing Date, and shall then be true, correct and complete as of the Closing Date.

5.2           Conditions.  WCWI shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it on or before the Closing Date.

5.3           Closing of HLE Stock Purchase Agreement.  The closing of the HLE Stock Purchase Agreement and the transactions contemplated thereby shall have occurred.

5.4           HSR Waiting Period.  The waiting period under the HSR Act, if applicable to the consummation of this Agreement and the transactions contemplated hereby, shall have expired or been terminated.

5.5           No Litigation.  None of the transactions contemplated hereby shall have been enjoined by any court or by any federal or state governmental branch, agency, commission or regulatory authority and no suit or other proceeding challenging the transactions contemplated hereby shall have been threatened or instituted and no investigative or other demand shall have been made by any federal or state governmental branch, agency, commission or regulatory authority.

5.6           Other Deliveries.  The President of WCWI shall have delivered to the Stakeholders’ Representative a certificate, dated as of the Closing Date, in form and substance satisfactory to the Stakeholders’ Representative, certifying to the fulfillment of the conditions set forth in Sections 5.1 and 5.2.

5.7           Payment of Purchase Price.  WCWI shall have delivered the Purchase Price payable by it as specified in Section 1.2.

6.	INDEMNIFICATION.

6.1           Indemnity.  The Selling Stakeholders, jointly and severally, but subject to the limitations set forth in Section 6.2, covenant and agree that they will indemnify and hold harmless WCWI, the LLC, the Corporation, and their respective directors, officers, managers, employees and agents and their respective successors and assigns (individually an “Indemnitee” and collectively the “Indemnitees”), from and after the date of this Agreement, against any and all losses, damages, assessments, fines, penalties, adjustments, liabilities, claims, deficiencies, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees, court costs, witness fees and expenses of investigation) (collectively, “Damages”), identified by an Indemnitee in a Claims Notice (as defined in Section 6.3(a)), or asserted by an Indemnitee in litigation commenced against any Selling Stakeholder with respect to each of the following contingencies (each, an “Indemnity Event”, and collectively, the “Indemnity Events”):

(a)           Breach. Any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of any Selling Stakeholder pursuant to the terms of this

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Agreement or any misrepresentation in or omission from any Exhibit, Schedule, list, certificate, or other instrument furnished or to be furnished to WCWI pursuant to the terms of this Agreement, regardless of whether, in the case of a breach of a representation or warranty, WCWI relied on the truth of such representation or warranty or had any knowledge of any breach thereof.

(b)           Brokerage Fees. Any claim by any person for brokerage or finders’ fees or commissions or similar payments based on any agreement or understanding alleged to have been made by any such person with any of the Selling Stakeholders in connection with any of the transactions contemplated by this Agreement.

(c)           Taxes.  49% of any Taxes incurred by the Corporation or the LLC for periods ending on or prior to the Closing to the extent such Taxes exceed the reserve therefor as of the Closing Date on the financial statement of the Corporation or the LLC, as applicable.  For the purposes of this Agreement, “Tax” or “Taxes” refers (i) to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based on or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise, fuel and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for Taxes of a predecessor entity, and (iii) any liability for amounts described in clause (i) of this Section as a result of being a member of an affiliated, consolidated, combined or unitary group.

(d)           Enforcement Actions.  All actions, suits, arbitrations, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation) incident to any of the foregoing.

6.2           Limitations Indemnification.  Except for fraud, the maximum amount that the Indemnitees can recover as a result of one or more Indemnity Events from any Selling Stakeholder pursuant to the provisions hereof for Claims shall not in the aggregate exceed the amount of consideration such Selling Stakeholder receives under this Agreement.  For the purposes of this Section 6, “Misconduct” shall mean willful misconduct, misappropriation or intentional misrepresentation or concealment.  In the event that a representation contained in this Agreement is breached and such representation is qualified by words or phrases such as “material,” “materially,” “immaterial,” “immaterially,” “nonmaterial,” “substantially,” or words of similar import, such qualifiers shall be disregarded for purposes of determining if a breach occurred or calculating the amount of any obligation of indemnity arising pursuant to this Section 6.  Notwithstanding the disclosure contained on the Disclosure Schedule to qualify any representation or warranty, any Damages resulting from the subject matter so disclosed shall be subject to indemnification pursuant to this Section 6.

6.3           Notice of Indemnity Claim.

(a)           Claims. In the event that any claim (“Claim”) is hereafter asserted against or arises with respect to any Indemnitee as to which such Indemnitee may be entitled to

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indemnification hereunder, the Indemnitee shall notify the Stakeholders’ Representative on behalf of each and all of the Selling Stakeholders (the “Indemnifying Party”), in writing thereof (the “Claims Notice”) within 60 days after (i) receipt of written notice of commencement of any third party litigation against such Indemnitee (a “Third Party Claim”); (ii) receipt by such Indemnitee of written notice of any Third Party Claim pursuant to an invoice, notice of claim or assessment against such Indemnitee; or (iii) such Indemnitee becomes aware of the existence of any other event in respect of which indemnification may be sought from the Indemnifying Party (including, without limitation, any inaccuracy of any representation or warranty or breach of any covenant).  The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, and shall indicate the amount, if known, or an estimate, if possible, of the losses that have been or may be incurred or suffered by the Indemnitee.

(b)           Defense by Indemnifying Party.  The Indemnifying Party shall have the right to assume the defense of any Third Party Claim with the Indemnifying Party’s own counsel (which counsel shall be reasonably satisfactory to the Indemnitee) if the Indemnifying Party provides written notice of its election to assume such defense within 10 days after the Indemnifying Party has received a Claims Notice with respect to such Third Party Claim and such Third Party Claim is solely for money damages and the cumulative total of all Claims (including such Claim) does not exceed the limit set forth in Section 6.2 at the time the Claim is made; provided, however, the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently in order to preserve the Indemnifying Party’s rights and rights of the Indemnitee.  The Indemnitee may participate, at the Indemnitee’s own expense, in the defense of any Claim assumed by the Indemnifying Party.

(c)           Defense by Indemnitee.  If, within 10 days of the Indemnifying Party’s receipt of a Claims Notice, the Indemnifying Party shall not have elected to defend the Third Party Claim or if in the reasonable judgment of the Indemnitee the Indemnifying Party fails to adequately defend the Third Party Claim, the Indemnitee shall have the right to assume control of the defense and/or compromise of such Claim, and the costs and expenses of such defense, including reasonable attorneys’ fees, shall be added to the Claim.  The Indemnifying Party shall promptly, and in any event within 10 days after demand therefor, reimburse the Indemnitee for the costs of defending the Claim, including attorneys’ fees and expenses.

(d)           Cooperation. The party assuming the defense of any Claim shall keep the other party reasonably informed at all times of the progress and development of its or their defense of and compromise efforts with respect to such Claim and shall furnish the other party with copies of all relevant pleadings, correspondence and other papers.  In addition, the parties to this Agreement shall cooperate with each other and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim.  Subject to Section 6.4, the failure to timely deliver a Claims Notice or otherwise notify the Indemnifying Party of the commencement of such actions in accordance with this Section 6.3 shall not relieve the Indemnifying Party from the obligation to indemnify hereunder except to the extent that the Indemnifying Party establishes by competent evidence that it has been prejudiced thereby.

(e)           No Consent to Judgment.  The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim

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without the prior consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed), provided that the Indemnifying Party may consent to the entry of a judgment or enter into a settlement if the judgment or proposed settlement (i) includes an unconditional release of all liability of each Indemnitee with respect to such Third-Party Claim, and (ii) involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnitee or impose any restrictions on the operation of the business of the Indemnitee or Affiliates of the Indemnitee.  So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 6.3(b), the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed by the Indemnifying Party).

(f)           Conflicts of Interest.  In the event both the Indemnitee and the Indemnifying Party are named as defendants in an action or proceeding initiated by a third party, they shall both be represented by the same counsel (on whom they shall reasonably agree), unless such counsel, the Indemnitee or the Indemnifying Party shall determine that such counsel has a conflict of interest in representing both the Indemnitee and the Indemnifying Party in the same action or proceeding and the Indemnitee and the Indemnifying Party do not waive such conflict to the satisfaction of such counsel.

(g)           Service of Process.  The Indemnifying Party hereby consents to the non-exclusive jurisdiction of any court in which a Third Party Claim is brought against any Indemnitee for purposes of any Claim that an Indemnitee may have under this Agreement with respect to such Third Party Claim or the matters alleged therein, and agree that process may be served on the Indemnifying Parties with respect to such claim anywhere in the world at the address set forth in, or determined pursuant to, Section 9.4.

(h)           Exclusive Remedy.  Except for fraud, the indemnification provisions of this Section 6 shall be the exclusive remedy for any Claim by an Indemnitee for monetary damages arising under this Agreement or from the transactions contemplated hereby provided that nothing in this Section 6 shall be deemed to be the exclusive remedy or shall limit the remedies of any party with respect to the breach or nonfulfillment by any party of any other obligation or covenant in this Agreement, or any of the agreements contemplated by this Agreement or entered into pursuant hereto, that is required to be satisfied or fulfilled after the Closing Date.  In addition, the parties shall be entitled to pursue any claims for non-monetary relief to which they may be entitled at law or in equity.

6.4           Liability for Breaches of Representations and Warranties.  The representations and warranties of the parties contained in this Agreement and in any certificate, Exhibit or Schedule delivered pursuant hereto, or in any other writing delivered pursuant to the provisions of this Agreement other than the HLE Stock Purchase Agreement, the liability of the party making such representations and warranties for breaches thereof, and the indemnification obligations of the Selling Stakeholders under Section 6.1, shall survive the consummation of the transactions contemplated hereby and expire thirty (30) days after the expiration of the applicable statute of limitations (irrespective of the date of discovery), except the indemnification obligations of the Selling Stakeholders under Section 6.1(c) shall expire on the

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later of the second anniversary of the Closing Date or, as to any Claim for which a Claims Notice was given before such date pursuant to such Section, the final resolution of such Claim.  The parties hereto in executing and delivering and in carrying out the provisions of this Agreement are relying solely on the representations, warranties, Schedules, Exhibits, agreements and covenants contained in this Agreement, or in any writing or document delivered pursuant to the provisions of this Agreement, and not upon any representation, warranty, agreement, promise or information, written or oral, made by any person other than as specifically set forth herein or therein.

6.5           No Exhaustion of Remedies or Subrogation; Right of Setoff.  Each Selling Stakeholder waives any right to require any Indemnitee to (a) proceed against the LLC, the Corporation, any other Selling Stakeholder or any other person; or (b) pursue any other remedy whatsoever in the power of any Indemnitee.  WCWI may, but shall not be obligated to, set off against any and all payments due any Selling Stakeholder any amount to which any Indemnitee is entitled to be indemnified hereunder with respect to any Indemnity Event.  Such right of set off shall be separate and apart from any and all other rights and remedies that the Indemnitees may have against the Selling Stakeholder or their successors.  No consent of any Selling Stakeholder shall be required for any assignment or reassignment of the rights of any Indemnitee under this Section 6.

7.	ADDITIONAL COVENANTS.

7.1           Agreement to Cooperate.

(a)           General.  Subject to the terms and conditions herein provided, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, to effect all necessary registrations, filings and submissions and to lift any injunctive or other legal bar to this transaction (and, in such case, to proceed with the transaction as expeditiously as possible); provided, however, that in using its reasonable efforts no party hereto shall be required to take any action or to agree to any condition, including without limitation any condition imposed by any government authority with respect to the transfer of any License or Permit or obtaining any Required Governmental Consent, that, in such party’s reasonable judgment, imposes a materially adverse financial burden or operating condition on such party.

(b)           Antitrust Matters.  Without limitation of the foregoing, if required by applicable law, the parties hereto undertake and agree to file as soon as practicable, and in any event within 5 days after the Signing Date, a Notification and Report Form under the HSR Act with the federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”).  WCWI, the LLC, the Corporation and the Selling Stakeholders, as applicable, shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other parties

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hereto.  Each party hereto shall promptly notify the other parties of any communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other governmental entity and permit the other parties to review in advance any proposed communication to any of the foregoing.

7.2           General Release by Selling Stakeholders.  Each Selling Stakeholder (and, if applicable, such Selling Stakeholder in his or her capacity as an officer and/or director of the LLC or the Corporation) hereby fully releases and discharges the LLC and the Corporation, and their respective directors, officers, managers, agents and employees, from all rights, claims and actions, known or unknown, of any kind whatsoever, which such Selling Stakeholder (and, if applicable, such Selling Stakeholder in his or her capacity as an officer and/or director of the LLC or the Corporation) now has against the Corporation and the LLC, and their respective directors, officers, agents and employees, arising out of or relating to events arising prior to or on the Closing Date, except compensation (including accrued vacation) as an employee of the LLC or the Corporation for current periods expressly described and specifically excepted from such release on Schedule 7.2.  Specifically, but not by way of limitation, each Selling Stakeholder (and, if applicable, such Selling Stakeholder in his or her capacity as an officer and/or director of the LLC or the Corporation) waives any right of indemnification, contribution or other recourse against the LLC or the Corporation which he or she now has or may hereafter have against the LLC or the Corporation with respect to representations, warranties or covenants made in this Agreement by the Selling Stakeholders.

7.3           Certain Tax and Other Matters.  Each Selling Stakeholder acknowledges that WCWI has indicated its intention to make an election under Section 754 of the Code and its state equivalent, if any.  Each Selling Stakeholder agrees that WCWI, in its discretion, may make such election as long as it does not have a materially adverse affect on any Selling Stakeholder; provided, however, that such election shall be made no later than the due date for such election.  If such election is made by WCWI, the Selling Stakeholders will cooperate with WCWI as reasonably requested by WCWI in connection therewith, including promptly signing and returning any related documents or forms.  WCWI shall reasonably cooperate with the Selling Stakeholders with respect to matters involving the Corporation and the LLC and the ownership of the Subject Units by the Selling Stakeholders prior to the Closing, including matters relating to the Tax returns and any Tax audits, appeals, claims or litigation with respect to such Tax returns or the preparation of such Tax returns.  In connection therewith, WCWI shall make available to the Shareholders such files, documents, books and records of the LLC and the Corporation for inspection and copying as may be reasonably requested by the Selling Stakeholders and shall cooperate with the Selling Stakeholders with respect to retaining information and documents which relate to such matters.

7.4           Stakeholders’ Representative.

(a)           Designation. In order to administer efficiently the rights and obligations of the Selling Stakeholders under this Agreement, the Selling Stakeholders hereby designate and appoint Norman LeMay as the Stakeholders’ Representative (the “Stakeholders’ Representative”) to serve as the Stakeholders’ representative for the limited purposes and as set forth in this Agreement.  Norman LeMay shall serve as the Stakeholders’ Representative until s/he resigns or is otherwise unable or unwilling to serve.  In the event that the Stakeholders’

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Representative resigns from such position or is otherwise unable or unwilling to serve, the remaining Selling Stakeholders shall select a successor representative to fill such vacancy, shall provide prompt written notice to WCWI of such change and such substituted representative shall then be deemed to be the Stakeholders’ Representative for all purposes of this Agreement.

(b)           Powers.  Each Selling Stakeholder hereby appoints the Stakeholders’ Representative as such Selling Stakeholder’s agent, proxy and attorney-in-fact, with full power of substitution, for all purposes set forth in this Agreement, including, without limitation, the full power and authority on such Selling Stakeholder’s behalf (i) to consummate the transactions contemplated by this Agreement; (ii) to disburse any funds received hereunder to the Selling Stakeholders; (iii) to execute and deliver on behalf of each Selling Stakeholder any amendment of or waiver under this Agreement, and to agree to resolution of all Claims hereunder; (iv) to retain legal counsel and other professional services, at the expense of the Selling Stakeholders, in connection with the performance by the Stakeholders’ Representative of this Agreement including without limitation all actions taken on behalf of the Selling Stakeholders as an Indemnifying Party pursuant to Section 6; and (v) to do each and every act and exercise any and all rights which any Selling Stakeholder is permitted or required to do or exercise under this Agreement and the other agreements, documents and certificates executed in connection herewith.  Each of the Selling Stakeholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Stakeholders’ Representative and shall survive the death, bankruptcy or other incapacity of any Selling Stakeholder.  Each of the Selling Stakeholders hereby agrees that any amendment or waiver under this Agreement, and any action taken on behalf of the Selling Stakeholders to enforce the rights of the Selling Stakeholders under this Agreement, and any action taken with respect to any Claim (including any action taken to object to, defend, compromise or agree to the payment of such Claim), shall be effective if approved in writing by the Stakeholders’ Representative, and that each and every action so taken shall be binding and conclusive on every Selling Stakeholder, whether or not such Selling Stakeholder had notice of, or approved, such amendment or waiver.

7.5           No-Shop.  From the Signing Date to the earlier of the Closing and the Termination Date, no Selling Stakeholder shall initiate, solicit, discuss, negotiate, encourage or provide information to facilitate, and no Selling Stakeholder shall cause or knowingly permit any officer, director or employee of any Selling Stakeholder, or any counsel, accountant, investment banker, financial advisor or other agent retained by it or them, to initiate, solicit, negotiate, encourage or provide information to facilitate, any proposal or offer to acquire all or any substantial part of the Subject Units, whether for cash, securities or any other consideration or combination thereof (any such transactions being referred to herein as a “Sale Transaction”).  The Stakeholder Representative shall immediately notify WCWI after receipt by any Selling Stakeholder of any written proposal for a Sale Transaction.  Such notice to WCWI shall be made orally and in writing.

7.6           Obligations to Jane Carver.  WCWI is aware of the following agreements (the “Long Agreements”):  (i) that certain Stock Purchase Agreement, dated as of December 26, 1995, by and among Laura J. Long (as “Seller” thereunder) and Connie Henderson, Teri Kuhn and Denise Long-Goheen (as “Buyers”) (the “Long Stock Purchase Agreement”), and (ii) that certain Stock Purchase Agreement, dated as of January 29, 2001, by and among Connie Henderson, Teri Kuhn and Denise Long (as “Sellers” thereunder) and Nancy L. LeMay, acting in

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her individual capacity and as Personal Representative of the Estate of Harold LeMay (as “Buyers” thereunder), including that certain Assumption and Indemnity Agreement entered into as of January 29, 2001 in connection therewith by Nancy L. LeMay in her personal capacity and as Personal Representative of the Estate of Harold LeMay.  From and after the Closing, WCWI shall assume and pay those certain payment obligations set forth in Section 2.2 of the Long Stock Purchase Agreement (the “Section 2.2 Obligations”), as and when they are due, and indemnify the Selling Stakeholders and hold them harmless from any failure to pay when due any such amount.  In certain circumstances, under Article VI of the Long Stock Purchase Agreement, the Seller has the right to accelerate the Section 2.2 Obligations.  As long as the actions or omissions of WCWI following the Closing Date (excluding those related to the performance of this Agreement and the consummation of the transactions contemplated hereby) are not the events that give any Seller under the Long Agreements the right to accelerate the Section 2.2 Obligations, if the Section 2.2 Obligations are accelerated, the Selling Stakeholders shall pay the accelerated amount due to the Seller and shall be subrogated to the rights of the Seller.  Thereafter, WCWI shall make all future payments of the Section 2.2 Obligations to the Selling Stakeholders as if they were the original Seller under the Long Stock Purchase Agreement and the Section 2.2 Obligations had not been accelerated.  Otherwise, except for the Section 2.2 Obligations, the Selling Stakeholders shall be solely liable for, and shall, subject to Section 6, indemnify, defend and hold harmless any Indemnitee from and against, any Damages arising from, related to or in connection with the Long Agreements.  At Closing, WCWI and the Selling Stakeholders shall enter into and execute an Assignment and Assumption Agreement in a form acceptable to WCWI and the Selling Stakeholders evidencing the assumption of the foregoing payment obligations.

7.7           Capital Expenditures of the LLC.  WCWI and the Selling Stakeholders have agreed that the only capital expenditures that will be made by the LLC between the Signing Date and the Closing Date shall be those set forth on Schedule 7.7, and WCWI and each Selling Stakeholder shall not directly or indirectly authorize, cause, empower or allow the LLC to make any other or additional capital expenditures between such dates.

7.8           Continuing Obligations for Takings Case.  One of the assets of LRI and RII is the right to pursue the claims and actions under Resource Investments, Inc. and Land Recovery, Inc. v. United States of America, case no. 98-419L, filed on May 4, 1998, in the United States Federal Court of Claims and the related costs, claims, causes of action, lawsuits and rights relating thereto or arising therefrom (the “Takings Case”).  WCWI shall reasonably cooperate with the Selling Stakeholders, at the Selling Stakeholders’ expense, with respect to matters involving the Takings Case.  In connection therewith, WCWI shall make available to the Selling Stakeholders such files, documents, books and records of the LLC and Corporation for inspection and copying as may be reasonably requested by the Selling Stakeholders and shall cooperate with the Selling Stakeholders with respect to retaining information and documents which relate to the Takings Case.

7.9           Broker’s and Finder’s Fees.  WCWI, on the one hand, and the Selling Stakeholders, on the other hand, shall pay and be responsible for any broker’s, finder’s or financial advisory fee incurred by such party in connection with the transactions contemplated by this Agreement.

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8.	NON-COMPETE.

8.1           Restrictive Covenants.  Each of the Selling Stakeholders and their respective Affiliates acknowledges that (a) WCWI, as the purchaser of the Subject Units, is and will be engaged in the same business as the Subject Business (as defined in Section 8.1(b)(ii)); (b) the Selling Stakeholders and their Affiliates are intimately familiar with the Subject Business; (c) the Subject Business is currently conducted in the State of Washington and WCWI intends to continue the Business in the State of Washington and intends, by acquisition or otherwise, to expand the Subject Business into other geographic areas where it is not presently conducted; (d) the Selling Stakeholders and their Affiliates have had access to trade secrets of and confidential information concerning the Subject Business; (e) the agreements and covenants contained in this Section 8 are essential to protect the Subject Business and the goodwill being acquired; and (f) the Selling Stakeholders and their Affiliates have the means to support themselves and their dependents other than by engaging in a business substantially similar to the Subject Business and the provisions of this Section 8 will not impair such ability.  Each Selling Stakeholder covenants and agrees as follows:

(a)           Non-Compete.  During the Restricted Period (as defined in Section 8.1(b)(i)), the Selling Stakeholders and their Affiliates shall not, without the prior written consent of WCWI, which consent may be withheld in WCWI’s sole and absolute discretion, anywhere within the State of Washington, directly or indirectly, acting individually or as the owner, shareholder, partner, member or employee of any entity other than WCWI or one of its subsidiaries, directly or indirectly, (i) own or operate a business competitive with or similar to the Subject Business, including without limitation engaging in the ownership or operation of a solid waste collection, transportation, disposal and/or composting business, transfer facility, recycling facility, materials recovery facility or landfill; (ii) whether or not for compensation, enter the employ of, or render any personal services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of salary, commissions or otherwise from, any business similar to the Subject Business, provided that (A) the Selling Stakeholders may provide lobbying services relating to the solid waste industry in general and general business consulting services that are unrelated to the Subject Business in each case that do not involve the use or disclosure of any Confidential Information of the LLC or the Corporation, and (B) the descendents of the Selling Stakeholders may enter the employ of, or render personal services to businesses similar to the Subject Business for compensation as long as they do not (x) hold a director, officer or other policy-making or managerial position, (y) participate in any bid or proposal to engage in any business similar to the Business or (z) violate any other provision of this Section 11.1(a); (iii) as owner or lessor of real estate or personal property, rent to or lease any facility, equipment or other assets to any business, other than the LLC, the Corporation, WCWI or any of their respective Affiliates, engaged in the Subject Business; or (iv) receive or purchase a financial interest in, make a loan to, or make a gift in support of, any enterprise engaged in the Subject Business in any capacity, including, without limitation, as a sole proprietor, partner, shareholder, member, officer, director, principal, agent, trustee or lender; provided, however, that any of the Selling Stakeholders and their Affiliates may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided that such Selling Stakeholder or Affiliate is not a controlling person of, or a member of a group that controls, such business and further

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provided that such Selling Stakeholder or Affiliates does not, in the aggregate, directly or indirectly, own 2% or more of any class of securities of such business.

(b)           Definitions.  For purposes of this Agreement:

(i)           The term “Restricted Period” shall mean the period beginning as of the date of this Agreement and ending 5 years thereafter; provided, however, that if a court of competent jurisdiction determines that such period is unenforceable, Restricted Period shall mean the period beginning as of the date of this Agreement and ending 4 years thereafter; provided, however, that if a court of competent jurisdiction determines that such period is unenforceable, Restricted Period shall mean the period beginning as of the date of this Agreement and ending 3 years thereafter; provided, however, that if a court of competent jurisdiction determines that such period is unenforceable, Restricted Period shall mean the period beginning as of the date of this Agreement and ending 2 years thereafter provided, however, that if a court of competent jurisdiction determines that such period is unenforceable, Restricted Period shall mean the period beginning as of the date of this Agreement and ending 1 year thereafter, or such other period as the court shall determine to be reasonable.  As to any Selling Stakeholder or an Affiliate of any Stakeholder, the Restricted Period shall be extended by the number of days in any period in which such Selling Stakeholder or Affiliate thereof is determined by a court of competent jurisdiction to be in default or breach of this Section 8.1.

(ii)The term “Subject Business” means municipal solid waste, industrial non-hazardous waste, commercial solid waste, construction and demolition waste, green or yard waste, electronic waste or any other waste or residual product collection, processing, transfer, transport, recycling or disposal.

(c)           Confidential Information.  Each of the Selling Stakeholders and their Affiliates shall keep secret and retain in strictest confidence, and shall not use for the benefit of themselves or others, any and all data and information relating to the Subject Business (“Confidential Information”), including, without limitation, know-how, trade secrets, customer lists, vehicle routing, supplier lists, details of contracts, pricing policies, operational methods, marketing plans or strategies, bidding information, practices, policies or procedures, product development techniques or plans, and technical processes; provided, however, that the term “Confidential Information” shall not include information that (i) is or becomes generally available to the public other than as a result of disclosure by any of the Selling Stakeholders or their Affiliates or (ii) is general knowledge in the solid waste handling and landfill business and not specifically related primarily to the Subject Business of the LLC or the Corporation.  Notwithstanding the foregoing, the Selling Stakeholders and their Affiliates may disclose and discuss confidential information in connection with any legal proceeding and shall provide WCWI prior written notice of such disclosure at least 48 hours before such disclosure is made, if possible.

(d)           Non-Solicitation.  Without the consent of WCWI, which may be granted or withheld by WCWI in its discretion, during the Restricted Period, neither the Selling Stakeholders nor any of their Affiliates shall solicit any employees of the LLC or the Corporation or their respective Affiliates, (except for the Selling Stakeholders or any of their Affiliates who are employees of the LLC or the Corporation or their respective Affiliates) to

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leave the employ of the LLC, the Corporation, WCWI or their respective Affiliates and join any Selling Stakeholder or any of their Affiliates in any business endeavor owned or pursued by any Selling Stakeholder, nor shall any Selling Stakeholder hire any employee of the LLC, the Corporation, WCWI or their respective Affiliates within 60 days after such employee’s employment with any such entity terminates for any reason (except for the Selling Stakeholders or any of their Affiliates who are employees of the LLC or the Corporation or their respective Affiliates).

(e)           No Disparagement.  From and after the date hereof, neither the Selling Stakeholders, on the one hand, nor WCWI, on the other hand, shall, in any way or to any person or entity or governmental or regulatory body or agency, denigrate or derogate the others or any of such others’ Affiliates, or any officer, director, employee, product, service or procedure of any such company or others whether or not such denigrating or derogatory statements shall be true and whether or not such statements are based on acts or omissions which are learned by any party after the date hereof or on acts or omissions which occur after the date hereof, or otherwise.  This paragraph does not apply to the extent that testimony is required by legal or regulatory process, provided that the party required to give such testimony gives the other party not less than five (5) days’ prior written notice of such proposed testimony.  In addition to all other rights and remedies under applicable Law, the parties shall be entitled to have the provisions of this Section 8.1(e) specifically enforced by a court of competent jurisdiction and to injunctive relief to enforce the terms of this Section 8.1(e) and to restrain the other parties from any violation hereof.

8.2           Rights and Remedies Upon Breach.  If any Selling Stakeholder or Affiliate of the Selling Stakeholder breaches, or threatens to commit a breach of, any of the provisions of Section 8.1 (the “Restrictive Covenants”), WCWI shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to WCWI at law or in equity:

(a)           Specific Performance. Each Selling Stakeholder agrees that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to WCWI and that money damages would not provide an adequate remedy to WCWI.  Accordingly, in addition to any other rights or remedies, WCWI shall be entitled to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, and to injunctive relief to enforce the terms of the Restrictive Covenants and to restrain such Selling Stakeholder or Affiliate from any violation thereof.

(b)           Accounting. The right and remedy to require each Selling Stakeholder to account for and pay over to WCWI all compensation, profits, monies, accruals, increments or other benefits derived or received by the Selling Stakeholder as the result of any transactions constituting a breach of the Restrictive Covenants.

(c)           Blue Penciling. Each Selling Stakeholder acknowledges and agrees that the Restrictive Covenants are reasonable and valid in prohibited business activity and geographical and temporal scope and in all other respects.  If the business activities, period of time or geographical area covered by the Restrictive Covenants should be deemed too extensive

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by any court, then the parties intend that the Restrictive Covenants be construed to cover the maximum scope of business activities, period of time and geographical area (not exceeding those specifically set forth herein), if any, as may be permissible under applicable law.  If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the scope of the business activities covered, the duration or the geographic area, such court shall reduce the scope, duration or area of such provision, as the case may be, to the minimum extent necessary to render it enforceable and, in its reduced form, such provision shall then be enforced.

8.3           Enforceability in Jurisdiction.  WCWI and the Selling Stakeholders intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of the Restrictive Covenants.  If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, such determination shall not bar or in any way affect WCWI’s right to the relief provided above in the courts of any other jurisdiction within the geographic scope of the Restrictive Covenants as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

9.	MISCELLANEOUS PROVISIONS.

9.1           Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, the successors or assigns of WCWI and the heirs, legal representatives or assigns of the Selling Stakeholders; provided, however, that any such assignment shall be subject to the terms of this Agreement and shall not relieve the assignor of its or his responsibilities under this Agreement.  Neither any Selling Stakeholder nor WCWI shall assign or otherwise transfer this Agreement without the prior written consent of the other parties, provided that WCWI shall have the right to transfer or assign this Agreement to an Affiliate, but such transfer or assignment will not relieve WCWI of any liability or responsibility under this Agreement.

9.2           Public Announcements.  Except as required by law, no party shall make any public announcement or filing with respect to the transactions provided for herein prior to the Closing without the prior written consent of the Stakeholders’ Representative, in the case of a proposed disclosure by WCWI, or WCWI, in the case of a proposed disclosure by any Selling Stakeholder.

9.3           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

9.4           Notices.  All notices, requests, demands and other communications hereunder shall be deemed to have been duly given if in writing and either delivered personally, sent by facsimile transmission or by nationally recognized overnight delivery service, or mailed by postage prepaid registered or certified U.S. mail, return receipt requested, to the addresses designated below or such other addresses as may be designated in writing by notice given hereunder, and shall be effective upon personal delivery or facsimile transmission thereof or upon delivery by registered or certified U.S. mail or 1 business day following deposit with a nationally recognized overnight delivery service:

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If to the Selling Stakeholders:	Norman LeMay 6513 Marvin Road N.E. Olympia, WA 98516 Telephone No.: (253) 606-1872
With a copy to:	Hillis, Clark, Martin & Peterson 500 Garland Building 1221 Second Avenue Seattle, WA 98101-2925 Attention: David E. Myre, Jr. Esq. Telephone No.: (206) 623-1745 Facsimile No.: (206) 623-7789
If to WCWI:	Waste Connections of Washington, Inc. 35 Iron Point Circle, Suite 200 Folsom, CA 95630-8589 Attention: Ronald J. Mittelstaedt Telephone No.: (916) 608-8200 Facsimile No.: (916) 351-5607
With a copy to:	Shartsis Friese LLP One Maritime Plaza, 18th Floor San Francisco, CA 94111 Attention: Derek H. Wilson, Esq. Telephone No.: (415) 421-6500 Facsimile No.: (415) 421-2922
9.5           Applicable Law; Attorneys’ Fees.  Except as otherwise stated, this Agreement shall be governed by and construed in accordance with the laws of the State of Washington without giving effect to its conflict of laws provisions.  In the event of any dispute or controversy between WCWI, on the one hand, and Selling Stakeholders, on the other hand, relating to the interpretation of this Agreement or to the transactions contemplated hereby, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees and expenses incurred by the prevailing party, as awarded by the court.  Such award shall include post-judgment attorney’s fees and costs and those on any appeal.

9.6           No Waiver Relating to Claims for Misconduct or Fraud.  Notwithstanding anything herein to the contrary other than the limitation set forth in Section 6.2, the liability of any party under this Agreement shall be in addition to, and not exclusive of, any other liability that such party may have at law or equity based on such party’s Misconduct or fraud.  Notwithstanding anything in this Agreement to the contrary other than the limitation set forth in Section 6.2, none of the provisions set forth in this Agreement shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party’s Misconduct or fraud, nor shall any such provisions limit, or be deemed to limit (a) the amounts of recovery sought or awarded in any such claim for Misconduct or fraud; (b) the time period during which such a claim for Misconduct may be brought, or (c) the recourse which any such party may seek against another party with respect to such a claim for Misconduct

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or fraud.  Notwithstanding the foregoing, nothing in this Section shall allow any party to recover more than once for damages or claims based on the same set of circumstances.

9.7           Payment of Fees and Expenses.  Whether or not the transactions herein contemplated shall be consummated, each party hereto will pay its own fees, expenses and disbursements incurred in connection herewith and all other costs and expenses incurred in the performance and compliance with all conditions to be performed hereunder, except that WCWI shall bear the fees and other costs incurred in connection with filing the Notification and Report Form under, and compliance with, the HSR Act.

9.8           Incorporation by Reference.  All Schedules and Exhibits attached hereto are incorporated herein by reference as though fully set forth at each point referred to in this Agreement.

9.9           Captions.  The captions in this Agreement are for convenience only and shall not be considered a part hereof or affect the construction or interpretation of any provisions of this Agreement.

9.10           Number and Gender of Words.  Whenever the singular number is used herein, the same shall include the plural where appropriate, and shall apply to all of such number, and to each of them, jointly and severally, and words of any gender shall include each other gender where appropriate.

9.11           Entire Agreement.  This Agreement (including the Schedules and Exhibits hereto) and the other documents delivered pursuant hereto constitute the entire agreement and understanding among the parties hereto and supersede any prior agreement and understanding relating to the subject matter of this Agreement.  This Agreement may be modified or amended only by a written instrument executed or approved by WCWI and the Selling Stakeholders.

9.12           Waiver.  No waiver by any party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other party hereto may be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

9.13           Severability.  If any provision of this Agreement or the application of any provision shall be held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibited unenforceability.  The remaining provisions of this Agreement shall otherwise remain in full force and effect and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.14           Disclosure Schedule.

(a)           General.  Any matter disclosed on the Disclosure Schedule to this Agreement shall be deemed to have been disclosed with respect to every Section hereof that is referred to on the Disclosure Schedule by cross reference so long as the nature of the matter disclosed is obvious from a fair reading of the Disclosure Schedule on which the matter is disclosed.  Nothing in the Disclosure Schedule will be deemed adequate to disclose an exception

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to a representation or warranty made herein, unless the Disclosure Schedule identifies the Section hereof that is subject to the exception with reasonable particularity and describes the relevant facts in reasonable detail.  Without limiting the generality of the foregoing, the mere listing on the Disclosure Schedule (or inclusion of a copy attached to the Disclosure Schedule) of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).  Any matter disclosed on the Disclosure Schedule shall be deemed to qualify a representation or warranty contained in Section 2, regardless of whether such representation or warranty expressly refers to the Disclosure Schedule, and to have been disclosed on every other Schedule that refers to such Schedule by cross reference, so long as the nature of the matter disclosed is obvious from a fair reading of the Disclosure Schedule on which the matter is disclosed.  The due diligence review by WCWI or any of its representatives or agents shall in no way affect or alter the representations and warranties made by the Selling Stakeholders.

(b)           Supplemental Material.  After the Signing Date, but not more than five (5) business days prior to the Closing Date, the Selling Stakeholders shall have the right to supplement or amend the Disclosure Schedule with respect to any matter hereafter arising or discovered after the delivery of the Disclosure Schedule as provided herein (the “Supplemental Material”).  If any Supplemental Material discloses facts that, absent such disclosure, would constitute a material breach of the Selling Stakeholders’ representations or warranties, WCWI shall notify the Stakeholders’ Representative thereof within five (5) business days after receipt of the applicable Supplemental Material, and the Selling Stakeholders shall have five (5) business days to cure any such breach, and if not cured within such five (5) business-day period, WCWI may terminate this Agreement by delivering a termination notice to the Stakeholders’ Representative pursuant to Section 1.4(b) within five (5) days after expiration of the five (5) business-day cure period.  The termination notice must specify the representation or warranty breached, identify the specific facts in any Supplemental Material that constitute the breach, and describe why the breach is material.  If the Agreement shall not have been terminated by WCWI during such five-day (5-day) period, WCWI shall have waived the right to terminate the Agreement based on such Supplemental Material and to bring any action for misrepresentation, breach of warranty or breach of covenant contained in this Agreement based upon such Supplemental Material, if true and correct, and such Supplemental Material, if true and correct, shall be deemed to qualify the representation or warranty contained in Section 2 as required hereunder in a timely manner for all purposes under this Agreement.

9.15           Construction.  The language in all parts of this Agreement must be in all cases construed simply according to its fair meaning and not strictly for or against any party.  Unless expressly stated otherwise, “including” means “including but not limited to” and all references herein to a “day” are deemed to be a reference to a calendar day, and all references to “business day” mean any day of the year other than a Saturday, Sunday or a public or bank holiday in Washington or California.  Unless expressly stated otherwise, cross-references herein refer to provisions within this Agreement and are not references to the overall transaction or to any other document.  For purposes of this Agreement, the term “Affiliate” means, with respect to any person, any person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with such person, and in the case of a corporation includes directors and officers, in the case of individuals includes the individual’s spouse, father,

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father-in-law, mother, mother-in-law, grandfather, grandmother, brothers, brothers-in-law, sisters, sisters-in-law, sons-in-law, daughters-in-law, children and grandchildren, and in the case of a trust includes the grantors, trustees and beneficiaries of the trust.  Wherever reference is made in this Agreement to the “knowledge” of the Selling Stakeholders, such term means the actual knowledge of the Selling Stakeholders, or of any current officer or director of any Selling Stakeholder, or any knowledge which should have been obtained by any such person upon such reasonable inquiry as would be undertaken by a reasonable business person.  In the case of a Selling Stakeholder that is a trust, the term “knowledge” means the actual knowledge of the trustee or trustees of the trust or any knowledge which should have been obtained by the trustee or trustees upon such reasonable inquiry as would be undertaken by a reasonable business person.  “Reasonable efforts” means the efforts that a reasonable person desirous of achieving the result would use in similar circumstances to ensure that such result is achieved as soon as reasonably practicable.

9.16           Facsimile Execution.  The exchange of copies of this Agreement and of signature pages by facsimile transmission or by electronic transmission in Adobe Acrobat format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile transmission or by electronic transmission in Adobe Acrobat format shall be deemed to be their original signatures for all purposes.  At the request of any party, any facsimile or electronic document shall be re-executed in original form by the parties who executed the facsimile or electronic document.  No party may raise the use of a facsimile machine or the fact that any signature was transmitted through the use of a facsimile machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section.

[Signatures appear on the following  page]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Equity Purchase Agreement as of the date first above written.

WCWI:	SELLING UNITHOLDERS:
WASTE CONNECTIONS OF WASHINGTON, INC. By: /s/ Ronald J. Mittelstaedt Ronald J. Mittelstaedt Chief Executive Officer	LAND RECOVERY, INC. By: /s/ Nancy L. LeMay Name, Title: President

CONSENTED AND AGREED TO WITH RESPECT
TO THE TRANSFER OF THE SUBJECT UNITS:

PIERCE COUNTY LANDFILL
MANAGEMENT, INC.

By:          /s/ Ronald J. Mittelstaedt
Ronald J. Mittelstaedt
Chief Executive Officer

PIERCE COUNTY RECYCLING, COMPOSTING
AND DISPOSAL, LLC

By:           Pierce County Landfill Management, Inc.

 By: /s/ Ronald J. Mittelstaedt
Ronald J. Mittelstaedt
Chief Executive Officer

RESOURCE INVESTMENTS, INC.

By:           /s/ Nancy L. LeMay
 Name, Title: President

SELLING SHAREHOLDERS:

/s/ Nancy L. LeMay
Nancy L. LeMay

/s/ Norman LeMay
Norman LeMay

/s/ Douglas LeMay
Douglas LeMay

/s/ Harold W. LeMay
Harold W. LeMay

/s/ Barbara LeMay-Quinn
Barbara LeMay-Quinn

/s/ Debbie LeMay-Shepherd
Debbie LeMay-Shepherd

/s/ Dixie LeMay Marien
Dixie LeMay Marien

Eugene and Carla LeMay Trust

By:  /s/ H. Eugene LeMay, Jr.
        H. Eugene LeMay, Jr.             , Trustee

Harold E. LeMay Marital Trust

By:  /s/ Nancy L. LeMay
        Nancy L. LeMay                      , Trustee

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S-1

Exhibit A

Disclosure Schedule

Exhibit A
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Schedule 1.2

Unitholder Information

Name and Wiring Instructions	Subject Membership Interests Held	Subject Shares Held	Amount of Purchase Price Payable
Land Recovery, Inc.

Resource Investments, Inc.

List of Selling Shareholders

Schedule 1.2
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Schedule 1.3

Allocation of Purchase Price

Restrictive Covenants:                                   $____________

Subject Membership Interests:                     $____________

Subject Shares:                                                $____________

Schedule 1.3
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Schedule 7.2

Employee Compensation Excluded from Release

Schedule 7.2
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Schedule 7.6

Form of Assignment and Assumption Agreement for Long Obligations

Schedule 7.6
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Schedule 7.7

Approved Capital Expenditures of LLC

Schedule 7.7
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